Exhibit 21.01
SUBSIDIARIES OF CHOICE HOTELS INTERNATIONAL, INC.

Choice Hotels International, Inc., a Delaware corporation, had the domestic and international subsidiaries shown below as of December 31, 2015. Certain U.S. subsidiaries are not named because they were not significant in the aggregate. Choice Hotels International, Inc. has no parent.

Name of Subsidiary	Jurisdiction of Organization

AF Holding Subsidiary Corporation	Delaware

CHH VM 2010 LLC	Delaware

CHI COH Holding Company LLC	Delaware

CHI International GP1 LLC	Delaware

CHI International GP2 LLC	Delaware

Choice International Hospitality Services, Inc.	Delaware

Choice Hospitality (India) Pvt. Ltd.	India

Choice Hotels Asia-Pac Pty. Ltd.	Australia

Choice Hotels Canada, Inc.	Canada

Choice Hotels de Mexico de R.L. de C.V.	Mexico

Choice Hotels Franchise GmbH	Germany

Choice Hotels France S.A.S.	France

Choice Hotels International Holding Company C.V.	Netherlands

Choice Hotels International Licensing ULC	Canada

Choice Hotels International Services Corp.	Delaware

Choice Hotels Licensing B.V.	Netherlands

Choice Hotels Licensing 2 B.V.	Netherlands

Columbus-Hunt Park Dr. BNK Investors LLC	Delaware

CS Glenarm Denver LLC	Delaware

CS Main Ave. SA LLC	Delaware

CS Meridian Indianapolis LLC	Delaware

CS at Ninth LLC	Delaware

CS NYC Member LLC	Delaware

CS Plankinton Milwaukee LLC	Delaware

CS White Plains LLC	Delaware

CS WO LLC	Delaware

International CH Holding Company C.V.	Netherlands

Maxxton Holding B.V	Netherlands

Maxxton B.V.	Netherlands

MG CS Member LLC	Delaware

OP McCrea Indianapolis LLC	Delaware

ORL CS Member LLC	Delaware

Ortel Partners, LLC	Delaware

Quality Hotels Limited	United Kingdom

Suburban Franchise Holding Company, Inc.	Georgia

Suburban Franchise Systems, Inc.	Georgia